CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 8, 2017, with respect to the financial statements of Versus Capital Real Assets Fund LLC, which appears in the Statement of Additional Information included in this Pre-Effective Amendment No. 4 to the Registration Statement No. 333-214178 on Form N-2 (the “Registration Statement”). We consent to the inclusion in the Registration Statement of the aforementioned report and to the use of our name as it appears under the captions “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

/s/ GRANT THORNTON LLP

Houston, Texas

August 16, 2017